AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated effective as of September 1, 2014 (the “Effective Date”), by and between Helius Medical Technologies, Inc., a Wyoming registered corporation (the “Company”), and Philippe Deschamps (the “Executive”),

W I T N E S S E T H:

            WHEREAS the Company and the Executive entered into an Employment Agreement dated June 13, 2014 (the “Employment Agreement”) with respect to the employment of the Executive by the Company;

            AND WHEREAS the parties hereto wish to amend the Employment Agreement in order to increase the Executive’s Base Salary from $300,000 to $400,000;

            NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           The Employment Agreement is hereby amended by increasing the Base Salary from $300,000 to $400,000 effective as of the Effective Date and continuing until the end of the Employment Term (as defined in the Employment Agreement).

2.           All other terms of the Employment Agreement shall remain in full force and effect, unamended, and are hereby ratified by the parties hereto in all respect.

3.           This Amendment Agreement shall be construed, interpreted and governed in accordance with the laws of Pennsylvania without reference to rules relating to conflict of law.

4.           This Amendment Agreement may be executed in counterparts, delivery of which may be effected by means of an electronic transmission, and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the date first above written.

THE COMPANY:

Helius Medical Technologies, Inc.

By:	/s/ Savio Chiu
Name: Savio Chiu
Title: Director

EXECUTIVE:

By:	/s/ Philippe Deschamps
Philippe Deschamps